Exhibit 99.1

News For Immediate Release
El Paso Pipeline Partners Acquires Majority Interests in Elba Island LNG Terminal and Elba Express Pipeline
HOUSTON, TEXAS, March 25, 2010—El Paso Pipeline Partners, L.P. (NYSE: EPB) today announced that it has agreed to acquire a 51-percent interest in both Southern LNG Company, L.L.C. and El Paso Elba Express Company, L.L.C. from El Paso Corporation for $810 million. Southern LNG owns the Elba Island liquefied natural gas (LNG) terminal near Savannah, Georgia. El Paso Elba Express Company owns the Elba Express Pipeline which went into service on March 1, 2010. El Paso will continue to own the remaining interests of each company.
“We are delighted to announce the partnership’s largest acquisition to date,” said Jim Yardley, president and chief executive of El Paso Pipeline Partners. “The addition of the Elba Island LNG terminal and the Elba Express Pipeline broadens the partnership’s asset base with two high-quality assets. Almost all of the total revenues from Elba and Elba Express come from monthly demand charges, making them a perfect fit with our partnership’s existing steady cash flow profile. In addition, these cash flows are supported by long-term contracts with two of the LNG industry’s leading participants.”
The Elba Island LNG receiving terminal has 1.8 billion cubic feet (Bcf) per day of send-out capacity and 7.3 Bcf of storage capacity, which is expected to increase to 11.5 Bcf following the commissioning of a new storage tank this summer. The terminal is fully-contracted under agreements with subsidiaries of Shell Oil Company (Shell) and BG Energy Holdings Limited (BG) with an average life of more than 20 years. BG has an option to further expand the terminal to 15.7 Bcf of storage and 2.1 Bcf per day of peak send-out capacity.
Elba Express Company owns an approximately 190-mile interstate natural gas pipeline with current capacity of 945 million cubic feet (MMcf) per day that is fully subscribed with a subsidiary of Shell for 30 years. The pipeline provides natural gas transportation capacity from Elba Island to markets in Georgia, and through interconnections with other pipelines, to the Southeastern and Eastern United States. A subsidiary of BG has fully contracted, under a 25-year contract, for a $30 million compression expansion of the pipeline that will increase the capacity up to 1,165 MMcf per day and could be in-service as early as January 2014.
The transaction is expected to close by the end of March 2010 and is being funded with $236 million of cash proceeds from the partnership’s recent equity issuance, $149 million of equity from the issuance of 5,346,251 million common units to El Paso Corporation, a $3 million general partner capital contribution and new debt.
Management intends to recommend to the Board of Directors of the general partner a $0.02 per unit, or 6 percent increase in the quarterly cash distribution to $0.38 per unit, or $1.52 per unit on an annualized basis, beginning with the distribution to be declared and paid in the second quarter 2010.
The terms of the transaction were unanimously approved by the Board of Directors of the general partner, El Paso Pipeline GP Company, L.L.C., based in part on the unanimous approval and recommendation of the Board’s conflicts committee, which is comprised entirely of independent directors. The conflicts committee engaged Tudor, Pickering, Holt & Co. to act as its independent financial advisor and to render a fairness opinion.
El Paso Pipeline Partners, L.P. is a Delaware limited partnership formed by El Paso Corporation to own and operate natural gas transportation pipelines and storage assets. El Paso Corporation owns approximately 60 percent of the limited partner units, and the 2 percent general partner interest. El Paso Pipeline Partners, L.P. owns Wyoming Interstate Company, an interstate pipeline system serving the Rocky Mountain region, a 58 percent interest in Colorado Interstate Gas Company which operates in the Rocky Mountain region, and a 25 percent interest in Southern Natural Gas Company, which operates in the southeastern region of the United States. For more information about El Paso Pipeline Partners, visit www.eppipelinepartners.com.
Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections. El Paso Pipeline Partners has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, that the amount of cash distributions declared will be determined on a quarterly basis by the board of directors of our general partner, in their sole discretion, and will depend on many factors including El Paso Pipeline Partner’s financial condition, earnings, cash flows, capital requirements, financial covenants, legal requirements and other factors deemed relevant by the board of directors of our general partner; and our ability to achieve projected growth rates will depend on many different factors, including without limitation, the ability to obtain necessary governmental approvals for proposed pipeline projects and to successfully construct expansion projects on time and within budget; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the risks associated with recontracting of transportation commitments; regulatory uncertainties associated with pipeline rate cases; actions taken by third-party operators, processors and transporters; conditions in geographic regions or markets served by El Paso Pipeline Partners and its affiliates and equity investees or where its operations and affiliates are located; the effects of existing and future laws and governmental regulations; competitive conditions in our industry; changes in the availability and cost of capital; and other factors described in El Paso Pipeline Partners’ (and its affiliates’) Securities and Exchange Commission filings. While these statements and projections are made in good faith, El Paso Pipeline Partners and its management cannot guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. El Paso Pipeline Partners assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made, whether as a result of new information, future events, or otherwise.
Contacts:
Investor-Media Relations
Bruce Connery, Vice President
(713) 420-5855
Media Relations
Bill Baerg, Manager
(713) 420-2906